Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of First Reserve Sustainable Growth Sponsor LLC. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2022.

FIRST RESERVE SUSTAINABLE GROWTH SPONSOR LLC

By: FRSGC Management Company LLC, its sole member

By: Neil A. Wizel, its Manager

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Manager

FRSGC MANAGEMENT COMPANY LLC

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Manager

/s/ Alex T. Krueger
Alex T. Krueger

/s/ Neil A. Wizel
Neil A. Wizel

/s/ Gary D. Reaves
Gary D. Reaves